Exhibit 10.4

Execution Copy

INVESTMENT AGREEMENT

by and between

GEOMET, INC.

and

SHERWOOD ENERGY, LLC

Dated as of June 2, 2010

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-iii-

Exhibit I – Certificate of Designation

Exhibit II – Form of Legal Opinion

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT dated as of June 2, 2010 (this “Agreement”) is by and between GeoMet, Inc., a Delaware corporation (the “Company”), and Sherwood Energy, LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

WHEREAS, the Company has proposed to offer and sell certain shares of Preferred Stock (as defined below) pursuant to a Rights Offering (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires that the Investor provide, and the Investor has agreed to provide, a Backstop Commitment (as defined below) to the Rights Offering, on the terms and subject to the conditions set forth herein;

WHEREAS, in connection with its purchase of Preferred Stock pursuant to the Backstop Commitment, the Investor wishes to receive certain additional rights relating to its Preferred Stock, and the Company desires to grant such rights on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“10b-5 Representation” shall have the meaning set forth in Section 2.1(c).

“Acquisition Transaction” means (a) a merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of Capital Stock, tender offer, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons acquiring beneficial ownership of Equity Securities or Capital Stock representing 50% or more of the Total Voting Power of the Company or (b) any other direct or indirect acquisition of 50% or more of the Total Voting Power of the Company or all or substantially all of the consolidated total assets (including Equity Securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Additional Backstop Fee” shall have the meaning set forth in Section 2.3(e)(ii).

“Adjustments” shall have the meaning set forth in Section 6.1.

“Affiliate” of any Person means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, provided that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of Investor.

“Aggregate Offered Shares” means four million (4,000,000) shares of Preferred Stock.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Certificate of Designation and the officer’s certificates to be delivered pursuant to Section 5.2(c) or Section 5.3(d), as applicable.

“As-Converted Basis” shall mean, when used herein in connection with any calculation of the aggregate number of Common Stock outstanding, that such calculation shall take into account the aggregate number of shares of Common Stock issuable upon conversion of all securities that are convertible into Common Stock, including the Preferred Stock.

“Audit Committee” means the Audit Committee of the Board.

“Backstop Closing” shall have the meaning set forth in Section 2.3(c).

“Backstop Closing Date” shall have the meaning set forth in Section 2.3(c).

“Backstop Commitment” shall have the meaning set forth in Section 2.3(a).

“Backstop Fee” shall have the meaning set forth in Section 2.3(e)(i).

“Backstop Shares” shall have the meaning set forth in Section 2.3(a).

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities means a holder who is deemed to be the beneficial owner, or ownership that is deemed to be beneficial ownership, of such securities under Rule 13d-3 or Rule 13d-5 of the Exchange Act, and shall include such securities Beneficially Owned by all other Persons with whom a holder would constitute a Group with respect to such securities, provided, however, that the shares of Common Stock issuable upon conversion of the Preferred Stock shall not be deemed to be Beneficially Owned by the holders of the Preferred Stock until such conversion.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized to close in Houston, Texas.

“Business Opportunity” shall have the meaning set forth in Section 7.6.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate of Designations” means the Company’s Certificate of Designations governing the terms of the Preferred Stock, substantially in the form attached as Exhibit I hereto.

“Certified Ownership Percentage” shall have the meaning set forth in Section 5.2(d).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Financial Statements” shall have the meaning set forth in Section 3.8(b).

“Company Indemnified Parties” shall have the meaning set forth in Section 10.2(b).

“Company Marks” shall have the meaning set forth in Section 6.8.

“Company SEC Documents” shall have the meaning set forth in Section 3.8(a).

“Compensation Committee” means the Compensation Committee of the Board.

“Contract” has the same meaning as “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement among the Company, as borrower, the financial institutions party thereto, Bank of America, N.A., as administrative agent, BNP Paribas, as syndication agent, and Banc of America Securities LLC and BNP Paribas, as co-lead arrangers and book managers, as amended and in effect on the date hereof.

“Date of Delivery” shall mean, for purposes of Section 7.7, the date that a particular notice is received or deemed to be received in accordance with Section 7.7.

“Default” shall have occurred upon the delivery of a written declaration of an Event of Default to the Company by Investor, provided that any Event of Default resulting from the act or omission of one or more Investor Directors shall not constitute a Default.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Employee” means each current, former, or retired employee, director or officer of the Company or any of its Subsidiaries.

“Employee Benefit Plan” shall mean all ERISA Plans and Other Benefit Obligations of which the Company is or was a sponsor or co-sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated, or with respect to which the Company has any liability.

“Environmental Claims” shall have the meaning set forth in Section 3.15.

“Environmental Laws” shall have the meaning set forth in Section 3.15.

“Equity” means shares of Capital Stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the Capital Stock or a partnership, profits, capital or member interest of the Company.

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” shall have the meaning set forth in ERISA Section 3.13.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” which, under “common control” with, or a member of an “affiliated service group” with the Company as such terms are defined in Internal Revenue Code sections 414(b), (c), (m) or (o).

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall have the meaning set forth in Section 3.8(a).

“Existing Instrument” has the meaning set forth in Section 3.5.

“FCPA” has the meaning set forth in Section 3.17.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality that has jurisdiction over any of the Company or any of its properties or assets or any matter relating to the transactions contemplated by this Agreement.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“Indemnified Party” means an Investor Indemnified Party or Company Indemnified Parties, as the case may be.

“Indemnifying Party” means the Company or the Investor, as the case may be.

“Information” shall have the meaning set forth in Section 6.7(a).

“Initial Investor Designees” means the Investor Nominees that the Investor would be entitled to nominate for election to the Board in accordance with Section 7.2(a) had an election of directors taken place on the Backstop Closing Date, as the case may be, after giving effect to the Backstop Closing.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock securities of, or interests in, any other Person; provided, that “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

“Investor” shall have the meaning set forth in the Preamble.

“Investor 13(d) Group” means Investor and such Affiliates of Investor who are deemed to Beneficially Own the Preferred Stock Beneficially Owned by Investor and any person with whom Investor or any such Affiliates would constitute a Group with respect to Preferred Stock. For the avoidance of doubt, the Investor 13(d) Group shall include any Investor Directors.

“Investor Directors” means Investor Nominees who are elected or appointed to serve as members of the Board in accordance with this Agreement.

“Investor Group” shall have the meaning set forth in Section 7.6.

“Investor Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

“Investor Nominees” means such Persons as are designated by Investor, as such designations may change from time to time in accordance with this Agreement, to serve as members of the Board pursuant to Section 7.2(a) hereof.

“Knowledge” of a Person is the actual awareness of such fact or other matter after reasonable due inquiry (a) in the case of a natural person, by such Person or (b) in the case of a Person that is not a natural person, by its officers, directors and senior management.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Losses” shall have the meaning set forth in Section 10.2(a).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with all other Effects, (x) with respect to either party, would reasonably be expected to prevent, materially delay or materially impair the ability of such party to consummate the transactions contemplated hereby in the timeframe contemplated hereby or (y) has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the assets, properties, business, prospects, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but, in the case of this clause (y) shall not include (a) Effects to the extent resulting from the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, and solely by way of example of such Effects, the direct and substantiated effect of the public announcement of this Agreement or the transactions contemplated hereby on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors or employees), provided that this clause (a) shall not diminish the effect of, and shall be disregarded for purposes of, any representations or warranties herein; (b) declines in the price or trading volume of shares of any Capital Stock of the Company, provided that the exception in this clause (b) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect with respect to the Company; and (c) Effects to the extent resulting from any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, unless any such Effects disproportionately affect the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other participants in the coalbed methane exploration and production industry, provided that the exception in this clause (c) shall not apply to any changes in Law regarding (1) the ability to use hydraulic fracturing in coalbed methane exploration and production, (2) the proper disposal of groundwater, hydraulic fracturing fluid, proppant and/or a combination thereof during the fluid recovery/dewatering process or (3) the operation of coalbed methane exploration and production wells.

“Materials of Environmental Concern” shall have the meaning set forth in Section 3.15.

“NASDAQ” means NASDAQ Global Market.

“New Securities” shall have the meaning set forth in Section 7.7(b).

“New Securities Notice” shall have the meaning set forth in Section 7.7(c).

“Nominating Committee” shall have the meaning set forth in Section 7.1(b).

“Non-Investor Director” means any member of the Board that is not an Investor Director.

“Other Benefit Obligations” – all obligations, arrangements, or customary practices, whether or not legally enforceable, or provided benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are ERISA Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Internal Revenue Code Section 132.

“Permits” shall have the meaning set forth in Section 3.7(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Period” shall have the meaning set forth in Section 6.1.

“Preferred Stock” means the Series A Convertible Redeemable Preferred Stock, having the terms set forth in the Certificate of Designations.

“Previously Disclosed” means (a) information set forth in or incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or its other reports and forms filed with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after January 1, 2010 (except for risks and forward looking information set forth in the “Risk Factors” section of such annual report or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature) and (b) the information set forth in the Schedules corresponding to the provision of this Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or Section of this Agreement or the Schedules shall be deemed to be disclosed for other paragraphs and Sections of this Agreement and the Schedules to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure).

“Pro Rata Share” means on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company or its applicable Subsidiary on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock (on an As-Converted Basis) owned by Investor immediately prior to such issuance by (B) the total number of shares of Common Stock (on an As-Converted Basis) outstanding on such date immediately prior to such issuance.

“Prospectus Supplement” shall have the meaning set forth in Section 2.1(a).

“Proxy Statement” shall mean the proxy statement filed with the Commission, whether in preliminary or definitive form, relating to the Rights Offering and the transactions contemplated hereunder, together with all amendments, supplements and exhibits thereto.

“Recommendation” has the meaning set forth in Section 2.2(a).

“Record Date” means the date as of which each holder of Common Stock shall be offered one (1) Right for each share of Common Stock held as of such date, which date shall be selected by the Board in accordance with the DGCL and the requirements of NASDAQ.

“Redemption Price” shall mean the Subscription Price plus any accrued but unpaid dividends.

“Registration Statement” shall have the meaning set forth in Section 2.1(a).

“Renounced Business Opportunity” shall have the meaning set forth in Section 7.6.

“Representatives” means, with respect to a Person, such Person’s directors, officers, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Stockholder Approval” means the affirmative vote of a majority of the total votes cast on the Stockholder Proposal by the holders of Common Stock present in person or by proxy at the meeting of shareholders of the Company and entitled to vote.

“Rights” means the rights to be issued by the Company to the holders of shares of its Common Stock in the Rights Offering, which rights shall be transferable at the sole discretion of the Company.

“Rights Offering” shall have the meaning set forth in Section 2.1(d).

“Schedules” means the disclosure schedules delivered by the Company to Investor concurrently with the execution of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.8(a).

“Share Grouping” shall mean the number of shares of Common Stock determined by dividing the total number of outstanding shares of Common Stock of the Company (excluding shares of Common Stock held in treasury) as of the Record Date by the number of Aggregate Offered Shares.

“Stock Plans” means the Company’s 2005 Stock Option Plan, as amended prior to the date hereof, the Company’s 2006 Long-Term Incentive Plan, as amended and restated prior to the date hereof, the Non-Qualified Stock Option Agreements dated as of December 7, 2000, May 19, 2003, September 22, 2003 and April 27, 2004 between the Company and each of J. Darby Seré and William C. Rankin, each as amended prior to the date hereof, and any subsequent equity compensation plan approved by the Company’s Stockholders.

“Stockholder Meeting” has the meaning set forth in Section 2.2(a).

“Stockholder Proposal” means the proposal to be presented at the Stockholders Meeting to approve the issuance of the Preferred Stock pursuant to the Rights Offering and subject to the terms of this Agreement.

“Stockholders” means the holders of any of the Capital Stock of the Company.

“Subscription Notice” shall have the meaning set forth in Section 2.3(a).

“Subscription Period” shall have the meaning set forth in Section 2.1(d).

“Subscription Price” means $10.00 per share of Preferred Stock.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Tax” – any tax (including, but not limited to, those measured on, measured by or referred to as income capital, capital gains, alternative or add-on minimum, gross receipts, escheat, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, unemployment, disability, environmental or windfall profits, value-added, alternative or add-on minimum, estimated, sales, use, transfer, registration, property ad valorem, gift, or estate), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Entity whether disputed or not and including obligations payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee and obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Return” – any return (including any information return or amended return), report, declaratory statement, schedule, notice, form, election letter, or other document, attachment or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Stock of the Company that is outstanding at such time were present and voted at a meeting held for such purpose.

“Vested Options” shall have the meaning set forth in Section 3.3(a).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Section 1.2 Interpretation. When a reference is made in this Agreement to “Preamble,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Preamble, Article or Section of, or Annex to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any Section of any statute, rule or regulation include any successor to the Section. References to “words of similar import” with respect to Material Adverse Effect or materiality, does not include knowledge qualifiers.

ARTICLE II

THE RIGHTS OFFERING AND BACKSTOP COMMITMENT

Section 2.1 The Rights Offering.

(a) As promptly as practicable after approval of the Stockholder Proposal by the Stockholders, the Company shall prepare and file with the SEC a prospectus supplement (including each amendment thereto, the “Prospectus Supplement”) to its existing registration statement on Form S-3 (File No. 333-163193) (including each amendment and supplement thereto, including the Prospectus Supplement, the “Registration Statement”), which shall register under the Securities Act the issuance of the shares of Preferred Stock to be issued in the Rights Offering (including the Backstop Shares). The Company shall not permit any other securities to be offered in the Prospectus Supplement. The Prospectus Supplement (and any amendments thereto) and any amendments to the Registration Statement proposed to be filed with the SEC after the date hereof shall be promptly provided to the Investor and its counsel and shall not be filed with the SEC without the Investor’s prior consent, which shall not be unreasonably withheld.

(b) Investor shall provide to the Company such information as the Company may reasonably require in connection with the preparation and filing of the Prospectus Supplement. At the time such information is provided and at the time the Prospectus Supplement is filed, no such information provided by Investor shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) At the time the Prospectus Supplement is filed, the Registration Statement shall comply in all material respects with the requirements as to the use and form of Form S-3, and the Registration Statement and any Company SEC Documents incorporated by reference therein shall not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided that the Company makes no such representation with respect to information provided to it by Investor pursuant to Section 2.1(b). The Prospectus Supplement, as of its date, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no such representation with respect to information provided to it by Investor pursuant to Section 2.1(b). The previous two sentences are referred to as the “10b-5 Representation.”

(d) Promptly following the filing of the Prospectus Supplement, the Company shall distribute copies of the Prospectus Supplement to the holders of record of Common Stock as of the Record Date, and thereafter promptly commence a rights offering (such rights offering, the “Rights Offering”) on the following terms: (i) the Company shall distribute, at no charge, one

(1) Right to each holder of record of Common Stock for each Share Grouping held by such holder as of the Record Date, provided that the Company shall distribute one (1) Right to any holder of less than one Share Grouping as of the Record Date; (ii) each whole Right shall entitle the holder thereof to purchase, at the election of such holder, one share of Preferred Stock at the Subscription Price, thereby entitling such holders to subscribe for, in the aggregate, the Aggregate Offered Shares, provided that no fractional Rights and no fractional shares of Preferred Stock shall be issued and the Subscription Price multiplied by the aggregate number of shares of Preferred Stock offered shall not exceed the aggregate offering amount described in the Prospectus Supplement; and (iii) the offering shall remain open for no more than fifteen (15) Business Days (or such longer period as may be required by Law) (the “Subscription Period”).

(e) The Company shall not amend any of the terms of the Rights Offering described in clauses (i) through (iii) of Section 2.1(d) or waive any material conditions to the closing of the Rights Offering without the prior written consent of Investor. Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.

(f) Notwithstanding anything in this Agreement to the contrary, the Company may terminate the Rights Offering, and fail to file or withdraw the Prospectus, at any time for any reason; provided that the failure to take commercially reasonable efforts to initiate or continue the Rights Offering shall be deemed to be a termination thereof for purposes of Section 9.1(a).

(g) The Company shall pay all of its expenses associated with the Registration Statement, the Prospectus Supplement, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, the fees and expenses of any subscription and information agents, the fees and expenses of its counsel, accounting fees and expenses and costs associated with clearing the Preferred Stock offered for sale under applicable state securities Laws.

Section 2.2 The Proxy Statement and the Stockholder Meeting.

(a) The Company will take, in accordance with applicable Law and NASDAQ rules, all action necessary to call, hold and convene an appropriate meeting of the Stockholders to consider and vote solely upon the Stockholder Proposal and any other matters required to be approved by them for consummation of the transactions contemplated by this Agreement (including any adjournment or postponement as determined by the Board, the “Stockholder Meeting”) as promptly as reasonably practicable after the date hereof. The Board will recommend approval of the Stockholder Proposal (the “Recommendation”), and the Company will take all reasonable lawful action to solicit approval of the Stockholder Proposal by the Stockholders.

(b) As promptly as reasonably practicable after the date hereof, the Company will prepare and file with the SEC the Preliminary Proxy Statement in preliminary form. The parties will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, Investor will furnish to the Company the information relating to Investor and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement, and Investor and its counsel will be given the opportunity to review and comment on the Proxy Statement, and any amendments or supplements thereto, at least two (2) Business Days prior to each filing thereof with the SEC. The Company and Investor will each use its commercially reasonable efforts, after consultation with the other parties, to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be transmitted to the Stockholders as promptly as practicable following the filing thereof in definitive form with the SEC. The Company will advise Investor promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will afford Investor and its counsel reasonable opportunity to comment on the Company’s responses thereto, prior to the filing thereof. If at any time prior to the Stockholder Meeting any information relating to the Company or Investor, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Investor that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Stockholders. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, with respect to which Investor reasonably objects to disclosure therein specifically regarding Investor or any Representative of Investor (including the Initial Investor Designees).

(c) Once the Stockholder Meeting has been called and noticed, the Company will not postpone or adjourn the Stockholder Meeting past the Termination Date without the consent of Investor, which consent will not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholder Meeting; provided that if the Stockholder Meeting is so delayed to a date after the Termination Date as a result of either (i) or (ii) above, then the Termination Date will be extended to the seventh Business Day after such date.

Section 2.3 Backstop Commitment.

(a) Investor shall purchase from the Company, and the Company shall issue and sell to Investor, at a price per share equal to the Subscription Price, a number of shares of Preferred Stock (the “Backstop Commitment”) equal to the lesser of (i) the number of shares of Preferred Stock with an aggregate Subscription Price of $40,000,000 and (ii) the number of shares of Preferred Stock equal to the (x) the Aggregate Offered Shares minus (y) the number of shares of Preferred Stock subscribed for and purchased by the holders of Rights pursuant to the Rights Offering. As soon as practicable (but not more than four (4) Business Days) after the expiration of the Rights Offering, the Company shall deliver to Investor a notice (the “Subscription Notice”) setting forth the number of shares of Preferred Stock subscribed for in the Rights Offering and, accordingly, the number of shares of Preferred Stock to be acquired by Investor pursuant to the Backstop Commitment. The shares of Preferred Stock acquired by Investor pursuant to the Backstop Commitment are referred to as the “Backstop Shares.” Investor shall have ten (10) Business Days after receipt of the Subscription Notice to fund the purchase of the Backstop Shares.

(b) The Backstop Commitment shall be subject to the terms and conditions of this Agreement and the completion of the following events; provided, however, that each of the following conditions shall be subject to waiver by Investor in its sole discretion, as provided in Section 5.3:

(i) the expiration of the Rights Offering;

(ii) the Required Stockholder Approval;

(iii) the Company’s 2006 Long-Term Incentive Plan, amended and restated effective March 12, 2009, (the “Long Term Incentive Plan”) shall have been amended on terms acceptable to Investor, and the effect of such amendment or waiver shall be that the issuance of the Preferred Stock shall not constitute or lead to a corporate change, as defined in Long Term Incentive Plan; and

(iv) the instruments governing the Company’s principal bank credit facility shall have been amended on terms reasonably acceptable to Investor (with the Investor acknowledging that the terms of the Credit Agreement executed on May 28, 2010 are acceptable to Investor) and the effect of such amendment shall be that such instruments shall not prohibit the consummation of the transactions contemplated hereby, including without limitation the issuance of the Preferred Stock and the payment of the dividends pursuant to the terms of the Certificate of Designations on and conversion of the Preferred Stock, in each case on the terms set forth in the Certificate of Designations.

(c) On the terms and subject to the conditions set forth in this Agreement, the closing of the Backstop Commitment (the “Backstop Closing”) shall occur on the later of (i) the closing of the Rights Offering or (ii) the date that all of the conditions to the Backstop Closing set forth in Article VI of this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Backstop Closing), at 9:30 a.m. (Houston time) at the offices of Thompson & Knight, 333 Clay Street, Suite 3300, Houston, Texas 77002 or such other place, time and date as shall be agreed between the Company and Investor (the date on which the Backstop Closing occurs, the “Backstop Closing Date”).

(d) At the Backstop Closing (i) the Company shall deliver to Investor evidence of the issuance of the Backstop Shares, in book-entry form, in the name of Investor against payment by or on behalf of Investor of the purchase price therefor by wire transfer of immediately available funds to the account designated by the Company in writing, (ii) the Company shall deliver all other documents and certificates required to be delivered to Investor pursuant to Section 5.3, and (iii) Investor shall deliver all documents and certificates required to be delivered to the Company pursuant to Section 5.2.

(e) Backstop Fee.

(i) On the earlier of: (i) the Backstop Closing Date or (ii) termination of this Agreement for any reason other than a breach by Investor, the Company will pay to Investor $1,200,000, less the $250,000 commitment fee that was paid to Investor upon entering into the commitment letter (the “Backstop Fee”) in accordance with, and subject to the terms of, this Section 2.3(e). The Company will pay the balance of the Backstop Fee by delivering to Investor $950,000 (representing $1,200,000 less the $250,000 commitment fee) by wire transfer of immediately available funds to the account designated by Investor in writing.

(ii) If Investor does not purchase a number of shares of Preferred Stock with an aggregate Subscription Price of at least $30,000,000, the Company will pay to Investor, on the Backstop Closing Date, an additional fee (the “Additional Backstop Fee”) equal to 3% of the difference between $30,000,000 and the aggregate Subscription Price of the Preferred Stock actually purchased by Investor.

(f) Registration of Backstop Shares. No later than sixty (60) Business Days after the consummation of the Backstop Closing, the Company shall cause a registration statement to be filed with the SEC that registers the Backstop Shares for resale such that, upon the effectiveness of such registration statement, the Backstop Shares will be freely tradable by the Investor free and clear of any restrictions (including any restrictions that would otherwise be imposed due to the Investor’s ownership in the Company or its rights under this Investment Agreement) not otherwise agreed or consented to by Investor. Such registration statement shall be subject to the Investor’s prior review and consent, not to be unreasonably withheld. The Company shall use its commercially reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to Investor that:

Section 3.1 Organization. The Company and each of its Subsidiaries is duly incorporated and validly existing as a corporation or other entity in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority to own its property and assets and conduct its business in all material respects as currently conducted, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

Section 3.2 Authorization. The Company has all corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the Required Stockholder Approval, to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company except for the Required Stockholder Approval. Subject to the Required Stockholder Approval, this Agreement and each Ancillary Agreement to which it is a party constitute (or will constitute when delivered) the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles, and except as may be limited by applicable Law and public policy. Except for the Required Stockholder Approval, no vote or consent of Stockholders is required in connection with any of the transactions contemplated by this Agreement under the Company’s certificate of incorporation, the DGCL, the rules of NASDAQ applicable to the Company or otherwise.

Section 3.3 Capitalization.

(a) As of the date hereof, (i) the Company is authorized to issue up to 125,000,000 shares of Common Stock and has approximately 39,401,508 shares of Common Stock outstanding and (ii) the Company is authorized to issue up to 10,000,000 shares of preferred stock that may be issued in one or more series and has no shares of preferred stock outstanding. As of the date hereof there are outstanding options to purchase an aggregate of not more than 2,266,434 shares of Common Stock, all of which options are outstanding under the Stock Plans. The authorized and outstanding Common Stock shall be set forth in the Prospectus Supplement, which shall be true and correct as of the date noted therein. The authorized and outstanding amounts of Common Stock at the Backstop Closing shall be the same as the amounts set forth in the Prospectus Supplement, except with respect to any Common Stock issued pursuant to any employee or director stock options or incentive compensation plans prior to the Backstop Closing (the “Vested Options”). Schedule 3.3(a) sets forth the total number of Vested Options. All of the outstanding shares of Capital Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal, registration rights or similar rights.

(b) Schedule 3.3(b) sets forth a complete and correct list of all of the Company’s Subsidiaries. Except as set forth on Schedule 3.3(b) all of the outstanding shares of Capital Stock of each of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights, and are wholly-owned by the Company, free and clear of all liens, encumbrances, equities or claims. Except as set forth on Schedule 3.3(b), the Company does not Beneficially Own, directly or indirectly, any material equity interests of any Person that is not a Subsidiary, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

Section 3.4 Valid Issuance of Shares. The Backstop Shares will be, as of the date or dates of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any statutory or contractual preemptive rights or other similar rights of Stockholders and (c) with respect to the shares of Preferred Stock, will have the rights set forth in the Certificate of Designations.

Section 3.5 Non-Contravention; Authorizations. Except as set forth on Schedule 3.5, Neither the Company nor any of its Subsidiaries is in violation of its charter, by laws or equivalent organizational documents, or is in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject (each, an “Existing Instrument”), except for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except for the consent of the lenders under the Company’s credit facility, the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, issuance and delivery of the Backstop Shares, and consummation of the transactions contemplated hereby and thereby (i) will not result in any violation of the provisions of the charter, by laws or equivalent organizational documents of the Company or any Subsidiary, (ii) will not conflict with or constitute a breach of or a default under, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect and (iii) will not result in any violation of any Law applicable to the Company or any Subsidiary, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect. Except for the Supplemental Listing Application to be filed with NASDAQ, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the filing of the Proxy Statement in preliminary and definitive forms with the SEC, the filing of the Prospectus Supplement with the SEC, and the Required Stockholder Approval, no consent, approval, authorization or other order of, or registration or filing with, any Governmental Entity or NASDAQ is required for the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, issuance and delivery of the Backstop Shares, or consummation of the transactions contemplated hereby and thereby, except such as have been obtained or made by the Company.

Section 3.6 Litigation. Except as set forth on Schedule 3.6, there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which might result in any judgment against or liability of the Company or any Subsidiary in excess of $250,000 in the aggregate. Neither the Company nor any of its Subsidiaries is in violation of any order, statute, rule or regulation of any Governmental Entity, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries conduct their businesses in compliance with all applicable Laws and NASDAQ rules and regulations, except for any noncompliance that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries possess such valid and current certificates, governmental or other authorizations, licenses, consents, notices, registrations, exemptions, variances, filings, approvals, other forms of permissions or permits (“Permits”) issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as currently conducted, except with respect to any such Permits the absence of which would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect

Section 3.8 Periodic Filings; Financial Statements; Undisclosed Liabilities.

(a) Since January 1, 2009, the Company has timely filed all reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto (collectively the “Company SEC Documents”), that were required to be filed with the SEC under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Exchange Act”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

(b) The Company’s consolidated financial statements, including the notes thereto, included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly in all material respects the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified therein (subject to the absence of notes and year-end adjustments in the case of unaudited statements).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise) that are not disclosed in the consolidated balance sheet in the most recent Company Financial Statements other than liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since the date of the consolidated balance sheet in the most recent Company Financial Statements and (B) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company’s outside auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

Section 3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since December 31, 2009, the Company and its Subsidiaries, taken as a whole, have conducted their business in the ordinary course of business, consistent with past practice. From December 31, 2009 to the date hereof, there has not been any Material Adverse Effect or any Effects that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Brokers and Finders. Except for Evercore Group L.L.C., the fees of which will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 3.11 Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents, except for this Agreement, each Ancillary Agreement and the documents set forth on Schedule 3.11. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that contains any provision that would prevent Investor or any of its Affiliates in their capacity as such from operating in a particular line or lines of business after consummation of the transactions contemplated hereby.

Section 3.12 Employee Benefits.

(a) Except as set forth on Schedule 3.12(a), since March 31, 2010, the Company has not made any payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(b) Except as set forth on Schedule 3.12(b), since March 31, 2010, the Company has not created or incurred any obligation, arrangement, or customary practice, whether or not legally enforceable, to provide any benefits, other than salary, as compensation for services rendered to present or former directors, employees, or agent.

(c) Except as set forth on Schedule 3.12(c), no payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee will occur solely as a result of either the execution of or the performance of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.12(c), no payment or benefit that will be made by the Company or any of its subsidiaries with respect to any Employee, solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement, will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(d) Except as will not result in a Material Adverse Effect, the Company represents and warrants that neither the execution of, nor the performance of the transactions contemplated by, this Agreement will result in a violation, in any material respect, of any Law (including ERISA and the regulations promulgated thereunder).

(e) Schedule 3.12(e) contains a complete and accurate list of all Employee Benefit Plans.

(f) Except as will not result in a Material Adverse Effect or except as set forth on Schedule 3.12(f):

(i) The Company has never had, nor does it presently have, any ERISA Affiliate.

(ii) The Company has performed all of its obligations under all Employee Benefit Plans. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Employee Benefit Plans that have accrued but are not due.

(iii) The Company is, and each Employee Benefit Plan is, in full compliance with ERISA, the Internal Revenue Code, and other applicable Laws. Each Employee Benefit Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Internal Revenue Code section 5001(b)(1)) has been operated at all times with respect to Company employees in compliance with the provisions of COBRA, HIPAA (as defined in the provisions of the Internal Revenue Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996), and any similar applicable state law. The Company has never established, maintained, contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in any employee welfare benefit plan (as defined in ERISA section 3(1)) or any “voluntary employees’ beneficiary association” (within the meaning of Internal Revenue Code section 501(c)(9)), any organization or trust described in Internal Revenue Code sections 501(c)(17) or 501(c)(20), or any “welfare benefit fund” described in Internal Revenue Code section 419(e).

(iv) No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Internal Revenue Code section 4975(c) has occurred with respect to any Employee Benefit Plan.

(v) The Company has no liability to the Internal Revenue Service with respect to any Employee Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code.

(vi) To the extent the Company is responsible for any filings required by ERISA and the Internal Revenue Code as to each Employee Benefit Plan, all such filings have been timely filed, and any notices and disclosures to participants required by either ERISA or the Internal Revenue Code to be provided by the Company have been timely provided.

(vii) All contributions and payments by Company made or accrued with respect to all Employee Benefit Plans are deductible under Internal Revenue Code section 162 or section 404. No amount, or any asset of any Employee Benefit Plan, is subject to tax as unrelated business taxable income.

(viii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Employee Benefit Plan has been made or is threatened. There are no claims against the Company for eligibility to participate in any Employee Benefit Plans by any individual who has been classified by the Company as other than a common law employee (such as an independent contractor, leased employee or consultant), and there are no facts that would be reasonably expected to give rise to such a claim if any individual so classified is subsequently reclassified (whether by the Company, a Governmental Body or regulatory authority or otherwise) as an employee of the Company.

(ix) to the extent required under ERISA Section 601 et seq. and Internal Revenue Code section 4980B and applicable state law, the Company does not provide health or welfare benefits for any retired or former employee of the Company and neither is obligated to provide health or welfare benefits to any active employee of the Company following such employee’s retirement or other termination of service.

(x) The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit.

Section 3.13 Title to Properties. The Company and each of its Subsidiaries have defensible title to all the properties and assets necessary to conduct their business as currently conducted, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (a) pursuant to the terms of the Credit Agreement and related documents, (b) associated with obligations reflected in the Company’s reserve report as of December 31, 2009, (c) such as do not materially and adversely affect the value of such properties or assets or (d) such as do not materially interfere with the current or currently proposed use of such properties or assets by the Company or such Subsidiary. The real property, improvements, equipment and personal property held under lease by the Company and each Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the current or currently proposed use of such real property, improvements, equipment or personal property by the Company or such Subsidiary.

Section 3.14 Insurance. The Company and each of its Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism. Except as set forth on Schedule 3.14, to the Company’s Knowledge, the Company or any Subsidiary (to the extent applicable) will be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) in the event the Company (or any such Subsidiary) cannot renew its existing coverage, to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect. Except as set forth on Schedule 3.14, the Company or any such Subsidiary (to the extent applicable) has: (i) paid all premiums due under each policy; and (ii) the Company or any Subsidiary (to the extent applicable) has not received any notice of any increase of premiums with respect to any policies of insurance.

Section 3.15 Environmental Compliance. Except as disclosed in the Registration Statement or Prospectus and as would not, individually or in the aggregate, have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any Law relating to pollution or the protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, employee health or safety including without limitation laws and regulations relating to emissions, discharges, disposal, spills, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, the failure to obtain or noncompliance with any Permits required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, Employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of or is responsible for any liability under or pursuant to any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; (iii) to the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of or liability under any Environmental Law or form the basis of a bona fide Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; (iv) the Company and its subsidiaries have provided or made available to Investor all material studies, reports, communications, data or other analysis that relate to any liability, potential liability, claim, action, cause of action, violation, Permit or any other matter relating to or arising in connection with any Environmental Law; and (v) to the Knowledge of the Company and its subsidiaries, no underground storage tanks are or were located on any property where the Company or its subsidiaries are conducting or have conducted business, except for such underground storage tanks maintained or removed in accordance with all Environmental Laws.

Section 3.16 Intellectual Property. Except as set forth on Schedule 3.16, the Company represents and warrants that it and its Subsidiaries do not own any United States or foreign: (i) patents or patent applications of record; (ii) fictional business names, business names, brands, trade names, trade dresses, industrial designs, logos, taglines, domain names and registered or unregistered trademarks and service marks; and/or (iii) copyrights or copyright applications of record. The Company has not violated the proprietary intellectual property rights of any third party and, to the Company’s Knowledge, no third party is in violation of the Company’s proprietary intellectual property rights. The Company either owns or has the legal right to use all intellectual property used in its business.

Section 3.17 Foreign Corrupt Practices Act. The Company agrees it and its agents, Representatives, employees and Subsidiaries has and, during the term of this Agreement, shall fully comply with the Foreign Corrupt Practices Act (the “FCPA”). Without limiting the generality of the foregoing, The Company warrants that no commission nor any portion thereof, nor any other money or thing of value has been or will be paid, offered, given or promised by the Company or any of its agents, Representatives or employees, directly or indirectly, to any official or employee of any government-controlled entity, any political party or official thereof, or any candidate for political office, for purposes of: influencing any act or decision of such official, employee, person, party or candidate, in his/her or its official capacity in order to obtain or retain business, direct business to any party, obtain favorable treatment or secure an improper advantage.

Section 3.18 Taxes. Except as will not result in a Material Adverse Effect and except as set forth on Schedule 3.18:

(a) The Company has timely filed all income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects, and all material Taxes shown as due or payable on such Tax Returns have been timely paid.

(b) The Company has withheld all material Taxes required to have been withheld and has timely paid such withholdings to the respective Governmental Entity. The Company’s employee business expense reimbursements, including automobile and fuel allowances, have been provided either (i) through an arrangement that meets the requirements for an “accountable plan” described in Section 5 of IRS Publication 15 (Circular E), or (ii) through an arrangement that is a “nonaccountable plan” described in Section 5 of IRS Publication 15 (Circular E) and pursuant to which employee business expense allowances have been reported as supplemental wages with respect to which all applicable Taxes have been calculated, withheld and paid.

(c) The federal and state income Tax Returns of the Company required for the taxable year ending December 31, 2009 have been filed and the Company has delivered or made available to Investor copies of, and Schedule 3.18(c) contains a complete and accurate list of, all income Tax Returns and all other material Tax Returns filed by the Company since December 31, 2007 and states whether those returns have been audited or are the subject of a current audit.

(d) There is no dispute or claim concerning any Tax liability of the Company either claimed or raised by any Governmental Authority in writing or with respect to which the Company has Knowledge. There are no audits or other examination of the Tax Returns and no other investigations by any Tax agency or authority pending, or to the Knowledge of the Company, threatened. The Company is not a party to any action or proceeding with respect to Tax, nor, to the Knowledge of the Company, is one pending or threatened.

(e) The Company (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code) filing a consolidated federal Tax Return or (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income Tax purposes.

(g) Except as set forth on Schedule 3.18(g), the Company does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(h) No written claim has been made in the last five (5) years by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction nor, to the Knowledge of the Company, is there any factual or legal basis for any such claim.

(i) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently the beneficiary of any extensions of time within which to file any Tax Return.

(j) The Company is not a party to, nor is it bound by, any Tax allocation or sharing agreement that will impose any liability on the Company subsequent to the Backstop Closing Date.

(k) The Company has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Internal Revenue Code.

(l) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(m) The Company has not engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company is not or has not been a party to any “reportable transaction” as that term is defined in Section 6707A(c) of the Internal Revenue Code and Treasury Regulations Section 1.6011-4(b).

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Backstop Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Backstop Closing Date;

(ii) “closing agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Backstop Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Backstop Closing Date;

(iv) prepaid amount received on or prior to the Backstop Closing Date; or

(o) The Company has not made or become obligated to make, nor will the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make any excess “parachute payment,” as defined in section 280G of the Internal Revenue Code (without regard to subsection (b)(4) thereof).

Section 3.19 Complete Disclosure. Other than as disclosed in this Agreement or in an Ancillary Agreement, there is no material fact regarding the Company or its business necessary to make the representations made in such agreements by the Company not misleading.

Section 3.20 No Further Reliance. The Company acknowledges that it is not relying upon any representation or warranty made by Investor not set forth in this Agreement or in an Ancillary Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company that:

Section 4.1 Organization and Authority. Investor is duly organized and registered and is validly existing and in good standing as a limited liability company under the Laws of the jurisdiction of its formation, has all limited liability company power and authority to own its property and assets and conduct its business in all material respects as currently conducted, and has been duly qualified as a foreign limited liability company for the transaction of business in, and is in good standing under the Laws of, each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification, in each case, other than such failure to qualify or be in good standing as shall not, individually or in the aggregate, have a Material Adverse Effect on Investor.

Section 4.2 Authorization. Investor has all corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by Investor, and no further approval or authorization is required on the part of Investor. This Agreement constitutes the valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy.

Section 4.3 Non-Contravention; Governmental Authorization.

(a) Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of its limited liability company agreement or similar governing documents; or (ii) assuming compliance with the statutes and regulations referred to in Section 4.3(b), (A) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture or any other contract to which Investor is a party or by which its properties may be bound or affected; or (B) conflict with or violate any Law applicable to Investor.

(b) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other Governmental Entity necessary in connection with the execution and delivery by Investor of this Agreement and the consummation of the transactions contemplated hereby (except for (i) such additional steps as may be required by NASDAQ or such additional steps as may be necessary to register or qualify the Backstop Shares under federal securities, state securities or blue sky Laws and (ii) the filing of the

Certificate of Designations with the Secretary of State of the State of Delaware) has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c) Neither Investor nor, to the best of Investor’s Knowledge, any employee or agent of Investor, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any applicable Law.

Section 4.4 Securities Act Compliance. The Backstop Shares being acquired by Investor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws. Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on the ownership and sale, transfer or other disposition of the Backstop Shares. Investor is able to bear the financial risk of its Investment in the Backstop Shares and is able to afford the complete loss of such Investment. Investor has been afforded access to information about the Company and its financial condition and business, sufficient to enable Investor to evaluate its Investment in the Backstop Shares. Investor understands that the Backstop Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law.

Section 4.5 Financial Capability. At the Backstop Closing, Investor will have available funds necessary to consummate the Backstop Closing on the terms and conditions contemplated by this Agreement.

Section 4.6 Brokers and Finders. Neither Investor nor any of its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for Investor or any of its Affiliates or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

Section 4.7 No Further Reliance. Investor acknowledges that it is not relying upon any representation or warranty made by the Company other than those set forth in: (i) this Agreement (including the Schedules hereto); (ii) an Ancillary Agreement; or (iii) the reports and forms filed with the SEC as described in clause (a) of the definition of “Previously Disclosed”. Investor acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries that Investor considers sufficient for purposes of the purchase of the Backstop Shares.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Company and Investor. The obligations of the Company and Investor to effect the Backstop Closing shall be subject to the following conditions:

(a) no provision of any applicable Law and no judgment, temporary restraining order, preliminary or permanent injunction, order or decree shall prohibit the consummation of any of the transactions contemplated hereby; and

(b) the Rights Offering shall have been consummated not later than the Backstop Closing Date in accordance in all material respects with the terms set forth in Section 2.1(d) hereof and in accordance with the Securities Act.

Section 5.2 Conditions to the Obligations of the Company. The obligations of the Company to effect the Backstop Closing shall be subject to the following conditions:

(a) all representations and warranties of Investor in this Agreement shall be true and correct as of the date hereof and as of the Backstop Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b) Investor shall have performed in all material respects all of the obligations required to be performed by it hereunder at or prior to the Backstop Closing;

(c) the Company shall have received a certificate, signed by an officer of Investor, certifying as to the matters set forth in Section 5.2(a) and Section 5.2(b); and

(d) the Company shall have received a certificate, signed by an officer of Investor, certifying the percentage of Voting Stock of the Company Beneficially Owned as of the close of business on the Business Day immediately prior to the Backstop Closing Date by Investor and its Affiliates (such amount the “Certified Ownership Percentage”).

Section 5.3 Conditions to the Obligations of Investor. The obligations of Investor to effect the Backstop Closing shall be subject to the following conditions:

(a) Each of the Registration Statement and Prospectus Supplement shall conform in all material respects on the Backstop Closing Date, and any amendment to the Registration Statement filed after the date hereof shall conform in all material respects when filed, to the requirements of the Securities Act and the terms of this Agreement.

(b) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Backstop Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided however that any representation or warranty qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects as of such dates;

(c) the Company shall have performed in all material respects all of its obligations required to be performed by it hereunder at or prior to the Backstop Closing;

(d) the conditions set forth in Section 2.3(b) shall have been satisfied;

(e) Investor shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 5.3(a) and Section 5.3(b);

(f) Investor shall have received a certificate of the secretary or assistant secretary of the Company, dated as of the Backstop Closing, certifying (A) that attached thereto is a true and complete copy of the current certificate of incorporation and the bylaws of the Company certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of any resolutions duly adopted by the board of directors and/or the Stockholders authorizing the execution, delivery and performance of the Agreement and each Ancillary Agreement to which the Company is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Agreement and/or Ancillary Agreement or any other document delivered in connection herewith on behalf of the Company (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (f));

(g) Investor shall have received a certificate as to the good standing or equivalent of the Company and each Subsidiary;

(h) the shares of Common Stock to be issued upon conversion of the Preferred Stock shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(i) the Initial Investor Designees as Investor is entitled to designate pursuant to Section 7.2 shall have been appointed to the Board effective immediately following the Backstop Closing, and the Company shall have entered into customary indemnification agreements with such Initial Investor Designees at or prior to their appointment; and

(j) legal counsel to the Company shall have issued a legal opinion to the Investor substantially in the form set forth in Exhibit II that opines on the organization and authorization of the Company, the due execution and delivery of this Agreement and the Ancillary Agreements by the Company and the enforceability of this Agreement and the Ancillary Agreements by the Investor.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business. Prior to the earlier of the Backstop Closing and the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), the Company shall not, and shall cause each of its Subsidiaries not to, take any actions outside of the ordinary course of business consistent with past practice that are material to the Company and its Subsidiaries, taken as a whole, without the prior written consent of Investor, which consent shall not be unreasonably withheld or delayed. During the Pre-Closing Period, (a) except as contemplated by this Agreement or the Ancillary Agreements, as required by Law or as set forth on Schedule 6.1, the Company shall not, and shall cause each of its Subsidiaries not to (i) declare or pay any dividend or distribution on its Capital Stock (except for the Rights and any dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company); (ii) adjust, split, combine or reclassify or otherwise amend the terms of the Capital Stock of the Company or any debt securities convertible or exchangeable into Capital Stock of the Company; (iii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of the Capital Stock of it or any of its Subsidiaries or any debt securities convertible or exchangeable into Capital Stock of it or any of its Subsidiaries, other than repurchases, redemptions, purchases or acquisitions of any such Capital Stock by, or transfers or dispositions of any such Capital Stock to, the Company or any of its wholly owned Subsidiaries; (iv) unless required in connection with the exercise or conversion of any options or rights under the terms of any Stock Plan or agreement ancillary thereto, issue, grant, deliver or sell any Capital Stock of it or any of its Subsidiaries (other than the Rights or the Preferred Stock issuable in the Rights Offering) or any options, warrants or other equity or debt securities convertible or exchangeable into Capital Stock of it or any of its Subsidiaries; (v) make any amendments to their organizational documents (other than the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and any other amendments or filings necessary for the Company to perform its obligations hereunder); (vi) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination; (vii) make any material acquisitions of any property or assets by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination, from or with any Person (except for acquisitions made by the Company or any direct or indirect wholly owned Subsidiary of the Company from the Company or any other direct or indirect wholly owned Subsidiary of the Company); (viii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or (ix) agree or commit to do any of the foregoing and (b) if the Company takes any action (other than with respect to the issuance of the Rights or the Preferred Stock issuable in the Rights Offering) that would require any anti-dilution adjustments to be made under the Certificate of Designations as if it were in effect at the time of such action, the Company shall make such appropriate adjustments (the “Adjustments”).

Section 6.2 Securities to be Issued. The Backstop Shares to be issued to Investor pursuant to this Agreement shall be subject to the terms and provisions of the Company’s certificate of incorporation and the Certificate of Designations.

Section 6.3 Efforts. From the date hereof until the earlier of the Backstop Closing and the date that this Agreement is terminated pursuant to Section 9.1, Investor and the Company shall (a) use commercially reasonable efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, or expirations or terminations of waiting periods are required to be obtained from, any other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely obtaining all such consents, permits, authorizations, waivers, clearances, approvals, expirations or terminations; (b) use commercially reasonable efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; (c) promptly inform the other party of any substantive meeting, discussion, or communication with any Governmental Entity (and supply to the other party any written communication or other written correspondence or memoranda prepared for such purpose, subject to applicable Laws relating to the exchange of information) in respect of any filing, investigation or inquiry concerning the transactions contemplated hereby, and consult with the other party in advance of, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate in, such meeting, discussion or communication; and (d) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Backstop Closing and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Investor or any of its Affiliates to enter into any agreement with any Governmental Entity, or to consent to any authorization, consent or approval of any Governmental Entity, requiring Investor or any of its Affiliates to hold, separate or divest, or to restrict the dominion or Control of, any of its assets or businesses or any of the stock, assets or business of Investor, the Company or any of their Affiliates.

Section 6.4 Publicity. On the date hereof or promptly thereafter, the Company shall issue a press release in the form agreed to by the Company and Investor. No other public release or announcement concerning the transactions contemplated hereby shall be issued by the parties without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement that may be required by Law or the rules and regulations of NASDAQ, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of its issuance. The provisions of this Section 6.4 shall not restrict the ability of any party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document or other report required by Law or the rules and regulations of NASDAQ so long as the other parties are provided a reasonable opportunity to comment on such disclosure in advance.

Section 6.5 Share Listing. The Company shall, as promptly as practicable after the date of this Agreement, cause the Common Stock issuable upon conversion of the Preferred Stock to be issued in the Rights Offering (including pursuant to the Backstop Commitment) to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.6 Access. From the date hereof until the earlier of the Backstop Closing and the date that this Agreement is terminated pursuant to Section 9.1, subject to applicable Law, the Company shall grant Investor, upon reasonable advance notice, such access to its books, records, properties and such other information as Investor may reasonably request, provided that any investigation of such information shall be conducted during normal business hours and in such manner as not to interfere with the conduct of the business of the Company, and provided, further, that the Company shall not be required to disclose any information to the extent (a) prohibited by applicable Law or NASDAQ rule or regulation or (b) such disclosure could reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or could reasonably be expected to cause a risk of a loss of privilege to the Company or any of its Subsidiaries.

Section 6.7 Termination of Confidentiality Agreement; Confidentiality.

(a) From the date hereof until the first anniversary of the date hereof, Investor will, and will cause its Representatives, to keep all information regarding the Company (whether prepared by the Company, its Representatives or otherwise, whether in oral, written, electronic or other form) received prior to or pursuant to this Agreement (collectively, the “Information”) confidential, except (i) Information that becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by Investor or its Representatives, (ii) Information that was available to Investor on a nonconfidential basis prior to its disclosure, directly or indirectly, by the Company or its Representatives, (iii) Information that becomes available to Investor on a nonconfidential basis from a Person other than the Company who, to the Knowledge of Investor, is not bound by a confidentiality obligation to the Company or otherwise prohibited from transferring such information to Investor, (iv) Information that the Company agrees in writing may be disclosed, (v) information that Investor can demonstrate has been independently developed or derived without reliance on any Information, or (vi) Information that Investor is required by Law, legal process or regulatory authority to disclose.

Section 6.8 Right to Use Names and Logos. From and after the earlier of the Backstop Closing Date and until the date on which the Investor 13(d) Group ceases to Beneficially Own 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), the Company hereby grants to Investor the right to use the Company’s name and logo (collectively, the “Company Marks”) in Investor’s and its Affiliates’ marketing materials, solely for the purpose of indicating in a factual manner Investor’s ownership interest in the Company, provided, however, that (a) Investor shall not use the Company Marks in a manner that is likely to confuse the public to believe that the Company is providing or sponsoring any offering, securities, product or service provided by Investor; (b) Investor shall include a prominent trademark attribution notice giving notice of the Company’s or its Subsidiary’s ownership of its trademarks in any such marketing materials in which the name and/or logo appear; (c) in order to preserve the inherent value of such name and logo, Investor agrees to use reasonable efforts to ensure that it maintains the quality of Investor’s business and the operation thereof; (d) Investor shall at all times use such name and logos in accordance with any style guidelines established by the Company and communicated to Investor from time to time in writing; (e) Investor shall, upon the request of Company, provide copies of such marketing materials to Company; and (f) notwithstanding anything to the contrary herein, the Company shall at all times have the right to direct Investor to cease any use of the Company Marks that violates any requirement under this Section 6.8 or which is otherwise likely to disparage, dilute or impair the value of the Company Marks or the Company’s goodwill associated therewith.

Section 6.9 Finder’s Fees. If a claim shall be made against any party for any financial advisory fee, brokerage fee, commission or finder’s fee for which the other parties are responsible, such responsible party shall indemnify the non-responsible parties in full from and against such claim.

Section 6.10 Proceeds. The Company shall apply all of the net proceeds of the Rights Offering (including the Backstop Commitment) to the retirement of indebtedness for borrowed money of the Company, including indebtedness under its Credit Agreement.

Section 6.11 Filing of Certificate of Designations. The Company shall file, on or before the Backstop Closing Date, the Certificate of Designations with the Secretary of State of the State of Delaware.

ARTICLE VII

GOVERNANCE AND OTHER RIGHTS

Section 7.1 Initial Investor Nominees. The Company and Investor agree as follows:

(a) The Company shall take all action necessary to cause the size of the Board to be no more than nine (9) members, subject to Section 7.2(c).

(b) Prior to the Backstop Closing, Investor shall provide to the Company the name of each of its initial Investor Nominees (including details as to which Investor Nominee shall be nominated in each circumstance set forth in Section 7.2(a)), each of whom shall be reviewed promptly by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

(c) On the Backstop Closing Date, the Company shall cause to be elected or appointed to the Board the Investor Nominees, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company. The Company shall take all actions necessary to ensure that on the Backstop Closing Date the Board shall have at least the number of vacancies necessary to allow such election or appointment.

Section 7.2 Governance Matters. The Company and Investor agree that effective as of the Backstop Closing Date:

(a) Investor Board Representation.

(i) For so long as the Investor 13(d) Group continues to: (i) Beneficially Own 40% or more of the Preferred Stock it has acquired pursuant to the Backstop Commitment or otherwise, or (ii) Beneficially Own 10% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), Investor shall be entitled to designate two (2) Investor Nominees, and the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to Stockholders for election to the Board to include such Investor Nominees.

(ii) For so long as the Investor 13(d) Group continues to: (i) Beneficially Own 40% or more of the Backstop Shares it has acquired pursuant to the Backstop Commitment or otherwise, or (ii) Beneficially Own 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), Investor shall be entitled to designate one (1) Investor Nominee, and the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to Stockholders for election to the Board to include such Investor Nominee.

(b) Board Committees. For so long as Investor is entitled to designate at least one Investor Nominee for election to the Board pursuant to this Section 7.2, one (1) member of each of the Audit Committee and Compensation Committee shall be an Investor Director, provided that such Investor Director meets the applicable independence and Audit Committee criteria of the SEC and NASDAQ. The remaining members of the Audit Committee and Compensation Committee shall be selected by the Non-Investor Directors from among the Non-Investor Directors who meet the applicable independence criteria of the SEC and NASDAQ.

Section 7.3 Procedural Matters. For so long as Investor is entitled to designate at least one Investor Nominee for election to the Board pursuant to Section 7.2, the following provisions shall apply:

(a) Special Voting Rights Upon Default.

(i) Upon the occurrence of a Default, the Board will be expanded and Investor will be entitled to appoint such number of additional Investor Nominees as to constitute a majority of the members of the Board. Alternatively, the Company may secure the resignations of a sufficient number of Non-Investor Directors such that Investor is entitled to appoint a simple majority of the members of the Board. Upon the cure or, in the case of an a Default under this Agreement, waiver by Investor, of an existing Default, the Board will be returned to its size immediately preceding such Default and, to the extent Investor appointed additional Investor Directors, Investor shall cause the Investor Directors it nominated pursuant to the first sentence of this subsection to resign from the Board. If for any reason, the Company is not able to effectuate the expansion or reconfiguration of the Board and appointment of the additional Investor Directors as set forth in this subsection, then Investor shall have the right to require the Company to immediately redeem all shares of Preferred Stock held by Investor at the Redemption Price.

(ii) If a Default continues for more than 12 months without being cured or waived by Investor in its sole discretion, Investor shall have the right to require the Company to redeem all its outstanding shares of Preferred Stock at the Redemption Price.

(b) Independence. At all times, a majority of the Board shall be comprised of individuals who are deemed in the reasonable judgment of the Nominating Corporate Governance and Ethics Committee (“Nominating Committee”) of the Board to satisfy the independence criteria of NASDAQ and are independent of Investor and its Affiliates. In addition, at all times, the Audit Committee, Compensation Committee and Nominating Committee shall be comprised only of individuals who satisfy the applicable independence criteria of the SEC and NASDAQ.

(c) Designation of Slate.

(i) Any Investor Nominees that are to be included in a slate of directors pursuant to Section 7.2(a) shall be designated by Investor by prior written notice to the Company, subject to applicable Law and the Nominating Committee’s fiduciary duties.

(ii) If, for any reason, an Investor Nominee is not elected to the Board by the Stockholders, then Investor shall designate a new Investor Nominee for appointment to the Board as permitted under applicable Law.

(iii) The Company shall exercise all authority under applicable Law to cause the number of directors which shall constitute the Board to be sufficient to allow the election or appointment of the number of Investor Nominees entitled to be nominated to the Board in accordance with Section 7.2(a).

(d) Resignations and Replacements.

(i) Subject to paragraph (ii) below, if at any time an Investor Director resigns or is removed in accordance with applicable Law or the Company’s by-laws, a new Investor Director shall be designated by Investor and appointed by the Board pursuant to the procedures set forth in this Section 7.3, subject to applicable Law and the Nominating Committee’s fiduciary duties.

(ii) In the event that Investor is no longer entitled to be nominate an Investor Nominee to the Board in accordance with Section 7.2(a) in an election of directors presented to Stockholders, within 10 days thereafter Investor shall cause its Investor Director to resign from the Board. Any vacancies created by the resignations required by this Section 7.3(c)(ii) shall be filled with Non-Investor Directors as designated by the Nominating Committee.

(e) Solicitation and Voting of Shares.

(i) The Company shall recommend that its Stockholders vote in favor of the slate of director nominees nominated in accordance with Section 7.2(a) and use its commercially reasonable efforts to solicit from the Stockholders eligible to vote for the election of directors proxies in favor of the director nominees nominated in accordance with Section 7.2(a).

(ii) In any election of directors or at any meeting of the Stockholders called expressly for the purpose of removing any director(s), Investor shall be present in person or by proxy for purposes of establishing a quorum.

(iii) Investor shall be free to vote in its sole discretion all of its Voting Stock of the Company entitled to vote on any matter submitted to or acted upon by Stockholders.

(f) Director Expenses; Insurance. The Company agrees that the Investor Directors shall be entitled to the same rights and privileges as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses. The Company shall maintain, at its own expense, directors’ and officers’ liability insurance with coverage as reasonably determined by the Board.

Section 7.4 Matters Requiring Investor Director Approval. On and after the Backstop Closing Date, for so long as the Investor 13(d) Group continues to: (i) Beneficially Own 40% or more of the Preferred Stock it acquired pursuant to the Backstop Commitment or otherwise, or (ii) Beneficially Own 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), the Company shall not, without the approval of all of the Investor Director(s):

(a) incur any new indebtedness for borrowed money or capital leases (excluding borrowings pursuant to the Credit Agreement) in any single transaction or series of related transactions in excess of $500,000 within any 12-month period;

(b) authorize or issue Equity Securities senior or pari passu to the Preferred Stock or convertible into Equity Securities senior or pari passu to the Preferred Stock;

(c) redeem or repurchase any Equity Securities;

(d) enter into or be a party to any transaction with any director, officer or Employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) thereof or any related party that requires disclosure under Item 404(a) of Regulation S-K;

(e) liquidate, dissolve or wind-up its affairs, or effect any business combination;

(f) enter into an Acquisition Transaction;

(g) appoint a new Chief Executive Officer and/or President;

(h) make any alteration or change in the right, preferences or privileges of the Preferred Stock or increase or decrease the number of authorized shares of the Preferred Stock;

(i) amend or waive any provision of the Certificate of Incorporation, the Bylaws or the Certificate of Designations that adversely affects the rights of the Preferred Stock; or

(j) make any material change in the business of the Company from the exploration, exploitation, development and production of oil and natural gas and related activities.

Section 7.5 Notice Rights. On and after the Backstop Closing Date, for so long as the Investor 13(d) Group Beneficially Owns 40% or more of the Preferred Stock it acquired pursuant to its Backstop Commitment or otherwise, or Beneficially Owns 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), the Company shall keep the Investor 13(d) Group informed, on a current basis, of any events, discussions, notices or changes with respect to any tax, criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (in the case of tax or regulatory investigations or actions, other than ordinary course communications which could not reasonably be expected to be material to the Company, its Subsidiaries or Investor), and shall reasonably cooperate with Investor and its partners, Affiliates and Representatives in an effort to avoid or mitigate (with no adverse effect to the Company) any cost or regulatory consequences to Investor and its partners and Affiliates that might arise from such investigation or action (including by allowing Investor to review written submissions in advance and attend meetings with authorities and coordinating and providing assistance in connection with any meetings with authorities).

Section 7.6 Corporate Opportunities. In accordance with and as contemplated by Section 122, paragraph (17) of the DGCL (or any successor statute thereto), the Company hereby renounces, to the fullest extent permitted by Law, any interest or expectancy in any business opportunity, transaction or other matter in which Investor, its Affiliates, any Investor Director or any portfolio company in which Investor or any of its Affiliates (the “Investor Group”) has an equity investment, participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, including without limitation, the oil and gas exploration and production business (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to an Investor Director solely in such person’s capacity as a director of the Company and with respect to which no member of the Investor 13(d) Group (other than an Investor Director) independently receives notice or otherwise identifies such Business Opportunity, (ii) is identified by the Investor Group solely through the disclosure of information by or on behalf of the Company, or (iii) involves the exploration, production or development of coalbed methane and non-conventional shallow gas in the Cahaba Basin in Alabama and the central Appalachian Basin in West Virginia and Virginia (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No member of the Investor 13(d) Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, and any member of the Investor 13(d) Group may pursue a Renounced Business Opportunity. For the avoidance of doubt, the Company shall not be prohibited or restricted in any manner from pursuing or consummating any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section 7.7.

Section 7.7 Participation Rights for New Securities.

(a) The Company hereby grants to Investor a right to purchase New Securities (as defined below) that the Company may, from time to time, propose to issue and sell, provided that this right shall terminate at such time as Investor has purchased New Securities with an aggregate purchase price equal to or greater than $30,000,000. Such right shall allow Investor to purchase its Pro Rata Share of the New Securities offered.

(b) “New Securities” shall mean any authorized but unissued debt securities and preferred stock of the Company, and all rights, options or warrants to purchase shares, and securities of any type whatsoever that are, or may become, convertible into, or exchangeable for, debt securities or preferred stock of the Company.

(c) Subject to the restrictions provided herein and in the Certificate of Incorporation, in the event the Company proposes to undertake an issuance of New Securities, it shall promptly give Investor written notice (“New Securities Notice”) of its intention, describing the class and number of securities intended to be issued as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms and conditions upon which the Company proposes to issue the same. Investor shall have thirty (30) Business Days from the Date of Delivery of the New Securities Notice to determine whether to purchase all or any portion of the Investor’s Pro Rata Share of such New Securities for the purchase price and upon the terms specified in the New Securities Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the New Securities Notice. The closing of any purchase by Investor may be extended beyond the closing of the transaction described in the New Securities Notice to the extent necessary to (i) obtain required approvals of Government Entities and other required approvals and the Company and Investor shall use their respective commercially reasonable efforts to obtain such approvals and (ii) permit Investor to complete its internal capital call process following the 30-day notice period; provided that the extension pursuant to this clause (ii) shall not exceed 60 days. To the extent that the Company has granted preemptive rights on the share issuance to third parties and such preemptive rights are not fully exercised, the Investor shall be given written notice by the Company and shall have an additional ten (10) Business Days from receipt of such notice to purchase the unsubscribed amount from the third party preemptive rights.

(d) The Company shall have ninety (90) days from the Date of Delivery of the New Securities Notice to issue, sell or exchange all or any part of such New Securities that Investor has not elected to purchase, but only upon the terms and conditions set forth in the New Securities Notice.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a) Breach of Representation or Warranty. Any representation or warranty of the Company made hereunder or in any other Ancillary Agreement executed by it or any other writing or certificate furnished by or on behalf of the Company to Investor for the purposes of or in connection with this Agreement or any such other Ancillary Agreement is or shall be false, misleading or incorrect when made.

(b) Default of Credit Agreement or Under Other Material Indebtedness. Any default under the Credit Agreement or in connection with any other indebtedness for borrowed money or capital leases of the Company that has a principal amount in excess of $500,000; provided that any such default has not been waived by the creditor party or cured by the Company.

(c) Non-Performance of Covenants and Obligations. The Company shall default in the due performance and observance of any agreement contained herein or in any other Ancillary Agreement executed by it; provided that if such default can be remedied by the Company, it shall have ten (10) Business Days after notice thereof shall have been given to the Company by Investor to remedy such default prior to such being deemed an Event of Default.

(d) Failure to Pay Dividends or to Permit Conversion of the Preferred Stock. The Company shall fail to (i) pay any dividend when due under the Preferred Stock, (ii) convert the Preferred Stock or (iii) perform any other obligation or to enforce any right with regard to the Preferred Stock, in each case as required pursuant to the terms of the Certificate of Designations, unless waived by Investor.

Section 8.2 Action Upon Default. If a Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Investor may, by notice to the Company, exercise its rights pursuant to Section 7.3 of this Agreement.

Section 8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Ancillary Agreements are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by applicable Law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the occurrence of the Backstop Closing:

(a) by Investor or the Company, upon written notice to the other, following the termination of the Rights Offering; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any party whose act or omission shall have been the cause of, or shall have resulted in, the termination of the Rights Offering;

(b) by Investor, upon written notice to the other, in the event that the Backstop Closing does not occur on or before September 16, 2010 (the “Termination Date”), provided, however, that if all conditions to the Backstop Closing shall have been met or waived, and the Rights Offering shall have closed prior to such date, such date shall be extended to the extent necessary to permit the Backstop Closing to occur, and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available if the Investor’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Backstop Closing to occur on or prior to such date;

(c) by Investor or the Company, upon written notice to the other, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d) by Investor or the Company, upon written notice to the other, if such other party is in breach or default of, or has failed to comply with, any material representation, warranty, term, condition or covenant of this Agreement, and such breach, default or failure to comply has not been cured within thirty (30) days of such other party receiving written notice thereof; or

(e) by Investor or the Company, upon written notice to the other, if a Material Adverse Effect has occurred with respect to such other party, and such Material Adverse Effect is not curable or, if curable, has not been cured within thirty (30) days of such other party receiving written notice thereof.

Section 9.2 Effects of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement (other than Article X, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect, provided that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. Each of the representations and warranties in this Agreement (or any certificate delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Backstop Closing, but only for a period of twelve (12) months following the Backstop Closing Date, provided that the representations and warranties in Section 3.12, Section 3.13, Section 3.15 and Section 3.18 shall survive for a period of thirty-six (36) months following the Backstop Closing Date, provided further that the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.10, Section 4.1, Section 4.2, Section 4.3 and Section 4.4 and the 10b-5 Representation, and corresponding representations and warranties in the officer’s certificate to be delivered pursuant to Section 5.2(c) and Section 5.3(d), shall survive indefinitely (or, in each case, until final resolution of any claim or actions arising from the breach of any such representation and warranty, if written notice of such breach (including, in reasonable detail, the basis for the claimed breach) was provided prior to the end of such survival period).

Section 10.2 Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, from and after the date hereof the Company agrees to indemnify and hold harmless Investor, its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or relating to (i) any material misstatement or omission in the Registration Statement, the Prospectus Supplement or the Proxy Statement, provided that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based on statements made in reliance upon and in conformity with written information contained in either of the foregoing documents that was furnished to the Company by or on behalf of Investor specifically for use therein, (ii) any breach of or inaccuracy in the representations and warranties made by the Company in this Agreement, (iii) any breach of a covenant or obligation of the Company made in this Agreement, or (iv) claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination by the Company of the Rights Offering, this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby (other than any such Losses attributable to the acts, errors or omissions on the part of Investor in violation of this Agreement). Notwithstanding the above, (x) other than with respect to Losses arising out of or incurred in connection with class action lawsuits brought against the Company and/or any of its directors or by any Stockholders or a derivative action brought on behalf of the Company, in each case relating to matters for which the Backstop Party Indemnified Parties are otherwise entitled to indemnification pursuant to clauses (i) or (ii) above (as to which there shall be indemnity hereunder), there shall be no indemnity hereunder in respect of any Losses resulting from any action that the Backstop Parties, their Affiliates or their respective transferees take, fail to take or propose to take (in each case, other than as required pursuant to this Agreement) in their capacity as a stockholder of the Company from and after the Backstop Closing Date, and (y) for purposes of clarification, Investor shall not be entitled to indemnification to the extent that the Losses incurred are based on a loss of value of the Backstop Shares.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the date hereof Investor agrees to indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, partners, Employees, agents and Representatives (the “Company Indemnified Parties”), severally and not jointly, to the fullest extent lawful, from and against any and all Losses arising out of or relating to (i) any material misstatement or omission in the Prospectus Supplement or the Proxy Statement to the extent that any such Loss arises out of or is based on statements made in reliance upon and in conformity with written information contained in the Prospectus Supplement that was furnished to the Company by or on behalf of Investor specifically for use therein, (ii) any breach of or inaccuracy in the representations and warranties made by Investor in this Agreement, (iii) any breach of a covenant or obligation of Investor made in this Agreement, or (iv) claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination by Investor of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby (other than any such Losses attributable to the acts, errors or omissions on the part of the Company in violation of this Agreement).

(c) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification pursuant to Section 10.2(a) or Section 10.2(b), provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10.2 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify the Indemnifying Party, and then only to the extent of such prejudice. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof, provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party and other reasonable and documented out of pocket expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense), and provided, further, that if the Indemnifying Party is conducting the defense the Indemnifying Party shall be liable for any reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party and other reasonable and documented out of pocket expenses reasonably incurred by the Indemnified Party in connection with such claim if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there are one or more legal defenses available to the Indemnified Party that are not available to the Indemnifying Party or the Indemnified Party shall have concluded (upon advice of its counsel) that, with respect to such claim, the Indemnified Party and the Indemnifying Party have different, conflicting or adverse legal positions or interests. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim and making representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d) The obligations of an Indemnifying Party under this Section 10.2 shall survive for so long as the Investor 13(d) Group continues to: (i) Beneficially Own 40% or more of the Backstop Shares it acquired pursuant to the Backstop Commitment (provided that such beneficial ownership represents 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis)). The agreements contained in this Section 10.2 shall be in addition to any other rights of any Indemnified Party against any Indemnifying Party or others, under this Agreement any Ancillary Agreement, at law or in equity.

(e) Any indemnification payment made to any Investor Indemnified Party who experiences any Loss shall paid, at the option of the Investor Indemnified Party, by the Company in cash or in a combination of cash and shares of Common Stock (with the value of a share of Common Stock being the average trading price of the Company’s Common Stock for the 30 day period immediately prior to the actual payment of such indemnification obligation with Common Stock. If shares of Common Stock are used to satisfy such indemnification obligations, the Company shall take all actions necessary, desirable and reasonably acceptable to the Investor to register for resale such shares of Common Stock so that they are freely tradable no later than 180 days after the later of the date on which (a) the amount of the indemnification payment is known, agreed on and resolved as provided for in this Agreement, or (b) the Investor Indemnified Party notifies the Company of its decision to have such an indemnification claim satisfied in whole or in part with shares of Common Stock.

Section 10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

Attention: J. Darby Seré

F acsimile: (713) 659-3856

With a copy to (which shall not constitute notice):

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, TX 77002

Attention: Harry R. Beaudry

Facsimile: (832) 397-1849

If to the Investor:

Sherwood Energy, LLC

1221 Lamar Street, Suite 1001

Houston, TX 77010

Attention: Michael McGovern

Facsimile: (713) 651-9710

With a copy to (which shall not constitute notice):

Squire Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attention: Gregory K. Gale, Esq.

Facsimile: (216) 479-8780

Section 10.4 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.5 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.6 Fees and Expenses.

(a) Expenses.

(i) The Company shall reimburse Investor for its out-of-pocket legal, accounting, engineering, consulting and other professional and advisory fees and expenses that are reasonably incurred by Investor in connection with the transactions contemplated hereby and documented in reasonable detail by Investor, including the fees and expenses of Investor’s counsel, including preparing of documentation and due diligence associated with the transactions contemplated hereby and filing fees incurred by Investor with respect to filings contemplated by Section 6.3.

(ii) Reimbursement of Investor’s fees and expenses by the Company pursuant to this Section 10.6(a) shall be made from time to time no later than fifteen (15) Business Days after delivery to the Company of an itemized statement setting forth in reasonable detail all such expenses.

(b) Termination Fee. In the event this Agreement is terminated for any reason other than a breach of this Agreement by Investor, then the Company shall, simultaneously with such delivery of written notice of termination (or within three (3) Business Days thereafter, in the case of delivery of written notice of termination by Investor), pay Investor (i) the Backstop Fee, plus (ii) the Additional Backstop Fee (which, for the avoidance of doubt, shall be calculated as equal to 3% of $30,000,000).

(c) Any amount that becomes payable pursuant to Section 10.6(a) or Section 10.6(b) shall be paid by wire transfer of immediately available funds to an account designated by Investor.

Section 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by operation of law or otherwise, provided that Investor shall be permitted to assign this Agreement or any of its rights hereunder to any of its Affiliates under common Control with Investor’s ultimate parent entity, and provided, further that (a) such assignee shall execute an agreement for the benefit of the Company in form and substance reasonably satisfactory to the Company, pursuant to which such proposed assignee agrees to be bound by the terms and conditions of this Agreement and (b) except for an assignment by Investor to any investment fund under the Control of Investor’s ultimate parent entity, no such assignment shall relieve Investor of its obligations hereunder. Without limiting the foregoing, none of the rights of Investor hereunder shall be assigned to, or be enforceable by, any Person to whom an Investor may transfer Capital Stock of the Company (other than a transfer to the Investor’s Affiliates to the extent permitted in accordance with the terms of this Agreement).

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rule of conflict of laws. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Harris County, Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Harris County, Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other parties for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 10.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 10.10 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 10.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

Section 10.12 Counterparts; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.13 Specific Performance. The transactions contemplated by Article VII are unique. Accordingly, each of the Company and Investor acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance of the rights contemplated by Article VII, provided that such party is not in material default hereunder. The Company and Investor agree that, if for any reason a party shall have failed to perform its obligations under Article VII, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under Article VII, including the right to seek damages for a breach of any provision of Article VII, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

GEOMET, INC.
By:	/s/ J. Darby Seré
Name: J. Darby Seré
Title: Chief Executive Officer
SHERWOOD ENERGY, LLC
By:	/s/ Michael McGovern
Name: Michael McGovern
Title: President

Signature Page

EXHIBIT I

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

GEOMET, INC.

GeoMet, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on , 2010:

WHEREAS, the Company’s Restated Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the “Certificate of Incorporation”), authorizes 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1. Number; Designation; Rank.

(a) This series of convertible redeemable Preferred Stock is designated as the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 7,401,832 shares, par value $0.001 per share (which number includes 3,401,832 shares of Series A Preferred Stock reserved exclusively for the payment of dividends in kind).

(b) The Series A Preferred Stock ranks, with respect to dividend rights and rights upon a Liquidation Event:

(i) senior in preference and priority to the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of Equity Security of the Company, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively with the Common Stock, the “Junior Securities”);

(ii) on parity, without preference and priority, with each other class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Parity Securities”); and

(iii) junior in preference and priority to each other class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Senior Securities”).

Section 2. Dividends.

(a) Each holder of issued and outstanding Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, for each share of Series A Preferred Stock (including each PIK Preferred Share, as defined below), dividends payable, at the Company’s sole discretion and in any combination, either (i) in cash at the applicable Cash Dividend Rate multiplied by the sum of (A) ten dollars ($10.00) per share (the “Original Purchase Price”) plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) until the fifth anniversary of the Original Issuance Date, in kind in additional shares of Series A Preferred Stock (the “PIK Preferred Shares”) and not in cash; each such payment of a dividend in kind shall be in an amount of shares of Series A Preferred Stock as shall equal the PIK Dividend Rate multiplied by the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (all dividends whether paid in cash or in kind, the “Dividends”).

(b) Dividends will accrue and cumulate from the date of issuance and are payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each such day, a “Dividend Payment Date”). The amount of Dividends payable for each full quarterly dividend period will be computed by dividing the annual rate by four. Dividends accrued for the initial dividend period will not be payable until the last day of the first full quarterly dividend period, at which time the amount of Dividends payable shall consist of the full quarterly Dividend plus the initial partial Dividend, which shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Dividends payable for any other dividend period shorter or longer than a full quarterly dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be paid to the holders of record of Series A Preferred Stock as they appear in the records of the Company at the close of business on the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date. Any payment of a Dividend will first be credited against the earliest accumulated but unpaid Dividend due with respect to such share that remains payable.

(c) Dividends will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Dividends and whether or not Dividends are declared. Dividends will accumulate and compound quarterly at a rate of 12.5% per annum to the extent they are not paid.

(d) So long as any share of Series A Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind, nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except by conversion into or exchange for other Junior Securities), unless, in each case, full cumulative Dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period. If Dividends are not paid in full or a sum sufficient for such full payment is not so set apart upon the Series A Preferred Stock, all Dividends declared upon the Series A Preferred Stock and all dividends declared on any Parity Securities shall be declared pro rata so that the amount of Dividends declared per share of the Series A Preferred Stock and dividends declared per share of such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Dividends per share on the Series A Preferred Stock and accrued and unpaid dividends per share of such Parity Securities bear to each other.

(e) The Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Series A Preferred Stock. Holders of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of full Dividends as provided in this Section 2.

Section 3. Liquidation Preference.

(a) Upon any Liquidation Event, each share of Series A Preferred Stock (including all PIK Preferred Shares) entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price plus (B) all accrued but unpaid Dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon a Liquidation Event had such holders converted their shares of Series A Preferred Stock into shares of Common Stock (such greater amount, the “Liquidation Preference”).

(b) If upon any such Liquidation Event, the assets of the Company available for distribution is insufficient to pay the holders of Series A Preferred Stock the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c) After payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(d) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Fair Market Value thereof.

Section 4. Voting Rights.

(a) The holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Series A Preferred Stock held by such holder on the record date are convertible immediately prior to the vote.

(b) So long as any shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i) any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(ii) any amendment, repeal or alteration of any provision of the Certificate of Incorporation or the Bylaws of the Company, or this Certificate of Designation, in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(c) So long as at least 750,000 shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i) any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Series A Preferred Stock, except as required for the payment of Dividends;

(ii) any authorization, creation or issuance (including by way of merger, consolidation or otherwise) of any Senior Securities or Parity Securities (including but not limited to any convertible debt of the Company of any kind);

(iii) any redemption, acquisition or other purchase of any Parity Securities or any Junior Security, except for such redemptions, acquisitions or other purchases of (A) Common Stock up to $5 million in the aggregate, and (B) shares of Preferred Stock in accordance with the terms thereof;

(iv) a Change in Control;

(v) a Liquidation Event; or

(vi) any contract or other arrangement to do any of the foregoing.

Section 5. Conversion.

Each share of Series A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a) Conversion by Holders.

(i) Each holder of Series A Preferred Stock is entitled to convert, at any time and from time to time after the Original Issuance Date at the sole option of such holder, any or all shares of outstanding Series A Preferred Stock (including any or all PIK Preferred Shares) held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount (the “Conversion Amount”) determined by dividing (i) the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such shares of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, for each share of Series A Preferred Stock to be converted by such holder by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially means the conversion price of $1.30 per share, as adjusted from time to time as provided in Section 5(e).

(ii) In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(a)(i), to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing such shares of Series A Preferred Stock to American Stock Transfer & Trust Company, which shall act as transfer agent, registrar, paying agent and conversion agent for the Series A Preferred Stock, and its successors and assigns (the “Transfer Agent”) (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice (the “Conversion Notice”) that such holder elects to convert all or such number of shares represented by such certificates as specified therein. The date of receipt of certificates evidencing the shares of Series A Preferred Stock to be converted into shares of Common Stock pursuant to Section 5(a)(i), together with the Conversion Notice, by the Transfer Agent (or the Company is serving as its own transfer agent) will be the date of conversion (the “Conversion Date”) for purposes of conversion pursuant to Section 5(a). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(b) Conversion by the Company.

(i) In the event that a VWAP Trigger has occurred, the Company is entitled to convert, at any time and from time to time beginning three (3) years after the Original Issuance Date but not within ninety (90) days after the delivery of a prior Forced Conversion Notice (as defined below), at the sole option of the Company, any or all shares of outstanding Series A Preferred Stock held by each holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Amount in accordance with Section 5(ii) and (iii) hereunder.

(ii) The maximum number of shares of Common Stock that may be issued to the holders of the Series A Preferred Stock on any Conversion Date pursuant to Section 5(b)(i) is equal to:

(A) if the VWAP Trigger is greater than two hundred and twenty-five percent (225%) but less than two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) three million (3,000,000) shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or a similar event subsequent to the Original Issuance Date, or (2) ten (10) times the average daily trading volume on the National Exchange upon which such shares of Common Stock trade (the “ADTV”) during the Reference Period; or

(B) if the VWAP Trigger is greater than or equal to two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) six million (6,000,000) shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or similar event subsequent to the Original Issuance Date, or (2) ten (10) times the ADTV during the Reference Period.

(iii) In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(b)(i), the Company shall, within five Business Days after a Forced Conversion Determination Date, give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of record of shares of Series A Preferred Stock stating that the Company elects to force conversion of such shares of Series A Preferred Stock and shall state therein (i) the number of shares of Series A Preferred Stock to be converted, (ii) the VWAP of the shares of Common Stock during the Reference Period, (iii) the Company’s computation of the number of shares of Common Stock to be received by the holder, and (iv) the date of such conversion, which shall be no more than 10 Trading Days following the Forced Conversion Determination Date (the “Conversion Date”). Upon receipt of a Forced Conversion Notice by a holder, to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing the shares of Series A Preferred Stock to be converted at the office of the Transfer Agent (or at the principal office of the Company, if the Company serves as its own transfer agent). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Transfer Agent or the Company, as applicable, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(c) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the last reported sales price of the Common Stock on the National Exchange on which such Common Stock is then listed or admitted to trading at the close of the Trading Day immediately prior to the Conversion Date. If more than one share of Series A Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series A Preferred Stock converted by such holder at such time.

(d) Mechanics of Conversion.

(i) As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment in lieu of a fractional share, if any. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock from and after such Conversion Date. Notwithstanding the foregoing, if the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause the Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the converting holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series A Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series A Preferred Stock are issued in a name other than the name of the converting holder.

(ii) Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered (by DTC Transfer or otherwise), to the converting holder the number of shares of Common Stock to which such holder is entitled, which shall be free of restrictive legends and trading restrictions (other than those which may then be required by law or by the agreement pursuant to which the holder acquired the Series A Preferred Stock). The Company shall use its best efforts to deliver any shares of Common Stock required to be delivered by the Company under this Section 5 electronically through DTC or another established clearing company performing similar functions.

(iii) If such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates to rescind such conversion, in which event the Company shall promptly return to the holder any original Series A Preferred Stock certificate delivered to the Company. If such holder receives Common Stock certificates because such certificates were mailed to the holder before the Company received notice of the holder’s rescission, the holder shall promptly return to the Company the Common Stock certificates.

(iv) The Company’s obligation to issue and deliver the Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Common Stock; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of $1.00 per share of Series A Preferred Stock that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Common Stock and, if applicable, cash, upon a properly noticed conversion. If as a result of the gross negligence or willful misconduct of the Company or any of its officers, directors, employees or agents, either the Transfer Agent or the Company fails to deliver to a holder such shares of Common Stock pursuant to Section 5(d)(ii) on or before the third Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the failure by the Company or the Transfer Agent to deliver Common Stock within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series A Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. The Company shall comply with all federal and state laws, rules and regulations (including, without limitation, the registration or approval, if required, of any shares of Common Stock) and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted. The shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be listed on a National Exchange and shall be freely tradable. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(vi) From and after the Conversion Date, Dividends on the Series A Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein. Any shares of Series A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(vii) If the conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of shares of Series A Preferred Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Series A Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

(e) Adjustments to Conversion Price.

(i) Special Definitions. For purposes of this Section 5(e), the following definitions apply:

(A) “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” means any shares of Common Stock issued or, as provided in clause (iv) below, deemed to be issued by the Company after the Original Issuance Date; provided that Additional Shares of Common Stock will not include any of the following:

(1) shares of Common Stock issued or issuable as a dividend or other distribution on shares of Series A Preferred Stock;

(2) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock; and

(3) shares of Common Stock, as adjusted for stock dividends, splits, combinations and similar events, issued or issuable (including shares of Common Stock issued or issuable upon the exercise of Options granted) to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Seré Option Agreements, the Rankin Option Agreements, the Company’s 2005 Stock Option Plan, as amended, its 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(D) “Measurement Date” means the date of issuance of Additional Shares of Common Stock.

(ii) Adjustment of Conversion Price Upon Issuances of Additional Shares of Common Stock. Except as set forth in Subsections 5(e)(iv), (v), (vi) and (vii), if the Company issues or is deemed to issue Additional Shares of Common Stock to any person (including without limitation in connection with a material corporate transaction)

without consideration or for a consideration per share less than the then-existing Conversion Price per share of Common Stock on the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price per share received by the Company for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $0.01 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(iii) Determination of Consideration. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(A) Cash and Property. Consideration consisting of cash and other property will:

(1) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

(3) insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options or Convertible Securities.

(iv) Deemed Issuances of Additional Shares of Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

(A) No adjustment in the Conversion Price will be made upon the grant of Options or Convertible Securities to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Company’s 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(B) No adjustment in the Conversion Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(C) To the extent that shares of Common Stock are not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including but not limited to a change resulting from the anti-dilution provisions thereof or a repricing of the exercise or conversion price thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(v) Stock Splits and Combinations. If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(vi) Dividends and Other Distributions in Additional Shares of Common Stock. If the Company declares or makes a dividend or other distribution payable in Additional Shares of Common Stock to holders of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A) the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y), in the case of Options and Convertible Securities, the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B) the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(vii) Dividends and Distributions Other Than In Additional Shares of Common Stock. If the Company declares or makes a dividend or other distribution to holders of Common Stock payable in capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A) the numerator of which will be (x) the Conversion Price less the (y) the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock, and

(B) the denominator of which will be the Conversion Price.

If the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock is equal to or greater than the Conversion Price, then in lieu of the foregoing adjustment, the Company shall provide that the holders of Series A Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date.

(viii) Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, provided, that any adjustments that by reason of this Section 5(e)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ix) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of this Subsection 5(e), then upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of subsequent issuances within such period).

(x) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-tenth of a cent or to the nearest one-hundredth of a share, as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(xi) Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, prior to the Measurement Date, written notice from the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(f) Effect of Reclassification, Merger or Sale. If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Company to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Series A Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series A Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; provided, that:

(i) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Series A Preferred Stock upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

(ii) if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group of which such maker is a part, and together with any affiliate or associate (as defined in Section 8) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Series A Preferred Stock will be entitled to receive the highest amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Series A Preferred Stock prior to the expiration of such tender offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Section 5(e).

This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

(g) Notice of Record Date. In the event of:

(i) any stock split or combination of the outstanding shares of Common Stock;

(ii) any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(iii) any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

(iv) a Liquidation Event;

then the Company shall file with its corporate records and mail to the holders of record of the Series A Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event.

(h) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series A Preferred Stock an officers’ certificate signed by two officers of the Company, one of whom must be the Company’s principal executive officer and the other shall be the Company’s principal financial officer or treasurer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series A Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series A Preferred Stock.

(i) No Impairment. The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to convert shares of Series A Preferred Stock and issue shares of Common Stock therefor, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 6. Redemption.

Each share of Series A Preferred Stock is redeemable as provided in this Section 6.

(a) Redemption by the Holders.

(i) On or at any time following the eight-year anniversary of the Original Issuance Date, a holder of Series A Preferred Stock, at its sole option, may cause the Company to redeem all or part its shares of Series A Preferred Stock (including all or part of its PIK Preferred Shares) upon the delivery of a Holder Redemption Notice (as defined below) at a redemption price per share (the “Redemption Price”), payable in cash, equal to the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events.

(ii) A holder of Series A Preferred Stock may request the redemption of its Series A Preferred Stock in cash pursuant to Section 6(a)(i) at any time following the eight-year anniversary of the Original Issuance Date by delivering to the Company (i) thirty (30) days’ written notice (a “Holder Redemption Notice”) requesting the redemption of its Series A Preferred Stock pursuant to Section 6(a)(i), and (ii) to the extent that the Holder was issued physical certificates, the original certificate(s) evidencing the shares of Series A Preferred Stock being redeemed.

(b) Redemption by the Company.

(i) On and at any time after a Liquidation Event, the Company, at its sole option, may redeem all or part of the outstanding shares of Series A Preferred Stock (including all or part of the PIK Preferred Shares) by payment in cash for an amount equal to the Redemption Price per share of Series A Preferred Stock.

(ii) The Board shall fix a record date for the determination of the shares of Series A Preferred Stock to be redeemed, and such record date shall not be more than thirty (30) days nor less than sixty (60) days prior to the Redemption Date. The Company shall deliver a notice of redemption not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Company. Each notice must state the following: (A) the record date and Redemption Date; (B) the Redemption Price as of the record date (it being understood that the actual Redemption Price will be determined as of the Redemption Date); (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place where the Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. Notwithstanding the foregoing, if the Series A Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(iii) Notwithstanding the foregoing, the Company may not redeem at its election pursuant to this Section 6(b) any shares of Series A Preferred Stock if such action would result in a default by the Company under the terms of the credit agreement governing its senior credit facility (the “Restrictive Debt”). If the Company is unable to redeem the Series A Preferred Stock in cash, then the holder of the shares of Series A Preferred Stock surrendered for redemption may elect to receive shares of Common Stock with a Fair Market Value equal to the Series A Redemption Price in lieu of cash.

(c) Mechanics of Redemption.

(i) The Company shall pay the Redemption Price not later than five (5) business days following the earlier of the following dates: (x) to the extent that the Holder was issued physical certificates, the Holder’s surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Board shall so require and is so stated in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Board may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price; or (y) the date on which instructions have been given by the Holder to DTC for transfer of the shares of Series A Preferred Stock to be redeemed. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series A Preferred Stock are issued in a name other than the name of the redeeming holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series A Preferred Stock not redeemed other than any such tax due because a certificate for shares Series A Preferred Stock is issued in a name other than the name of the converting holder.

(ii) From and after the Redemption Date, Dividends on the Series A Preferred Stock to be redeemed on such Redemption Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to, without interruption, all of the rights as provided herein. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Any shares of Series A Preferred Stock that have been redeemed will, after such redemption, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iii) Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series A Preferred Stock will have been or contemporaneously are declared and paid or are declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, (i) no share of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any share of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption on a pro rata basis of shares of Series A Preferred Stock or the purchase or other acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(iv) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed must be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

(v) Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series A Preferred Stock held by such holder at any time on or prior to the Redemption Date, in which event such holder shall not be entitled to receive the Redemption Price.

(vi) The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to redeem shares of Series A Preferred Stock, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 7. Form.

(a) Global Preferred Shares. Series A Preferred Stock may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global shares of Series A Preferred Stock in definitive, fully registered form (each, a “Global Preferred Share”). The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. Global Preferred Shares shall be registered in the name of DTC, which shall be the holder of such shares. This Section 7(a) shall apply only to Global Preferred Shares deposited with or on behalf of DTC.

(b) Delivery to DTC. If Global Preferred Shares are issued, the Company shall execute and the Transfer Agent shall, in accordance with this Section 7, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of a nominee of DTC and (ii) shall be delivered by the Transfer Agent to DTC or pursuant to instructions received from DTC or held by the Transfer Agent as custodian for DTC pursuant to an agreement between DTC and the Transfer Agent.

(c) Agent Members. If Global Preferred Shares are issued, members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Share, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. If Global Preferred Shares are issued, DTC may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Series A Preferred Stock, this Certificate of Designations, the Certificate of Incorporation or the Bylaws.

(d) Physical Certificates. Owners of beneficial interests in any Global Preferred Stock shall not be entitled to receive physical delivery of certificated Series A Preferred Stock, unless (x) DTC has notified the Company that it is unwilling or unable to continue as depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through DTC. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive Series A Preferred Stock in registered form. Such definitive Series A Preferred Stock shall be registered in the name or names of the person or persons specified by DTC in a written instrument to the Transfer Agent.

(e) Signature. An authorized officer of the Company shall sign any Global Preferred Share for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

Section 8. Public Filings. As an accommodation to each holder of Preferred Stock who is required to report such holders beneficial ownership of the Company’s securities pursuant to Section 16 of the Exchange Act (the “Section 16 Holders”), the Company will furnish, prepare and file reports concerning the Section 16 Holders’ beneficial ownership of the Company’s securities with the Securities and Exchange Commission on Forms 3, 4 and 5, as applicable. Each Section 16 Holder is obligated to promptly provide information to the Company concerning any change in his, her or its beneficial ownership of the Company’s securities to ensure timely filing. The Company will provide drafts of each filing applicable to the Section 16 Holder for his, her or its review and the Company will pay all costs, fees and expenses associated with such filings.

Section 9. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings:

(a) “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person;

(b) “associate” has the meaning given such term in Rule 12b-2 under the Exchange Act.

(c) “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a person will be deemed to be the beneficial owner of any security which may be acquired by such person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person.

(d) “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(e) “Cash Dividend Rate” means an initial rate per annum equal to 8.0% applicable during the period between the Original Issuance Date and the third anniversary of the Original Issuance Date, and thereafter a rate per annum equal to 9.6%.

(f) “Change in Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan relating to a Liquidation Event;

(iii) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the shares of Common Stock of the Company, measured by voting power rather than number of shares;

(iv) the first day on which a majority of the members of the Board are not Continuing Directors; or

(v) the consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company.

(g) “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Original Issuance Date or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

(h) “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Company.

(i) “Event of Default” means (i) the failure by the Company to pay in full, when due, any Dividend and such failure continues for a period of 15 days following the receipt of notice thereof by any holder of Series A Preferred Stock, (ii) the failure by the Company to pay in full, when due, any Redemption Price or Liquidation Amount, (iii) the failure by the Company to issue the full number of shares of Common Stock to which a holder of Series A Preferred Stock is entitled upon conversion and such failure continues for a period of 15 days, (iv) other than as specified in the foregoing clauses (i), (ii) and (iii), a breach by the Company of any of the terms of the Certificate of Incorporation, or the Bylaws of the Company, which has a material adverse effect on the holders of Series A Stock that are parties thereto and which is not cured within 15 days of notice thereof, (v) default by the Company under the terms of any agreement, security or other instrument evidencing material indebtedness of the Company, including but not limited to the Restrictive Debt, that allows the other parties or holders thereof to accelerate such indebtedness, with or without a vote or notice, and such default has not been waived by such other parties or holders within 30 calendar days following such default or (vi) the voluntary or involuntary bankruptcy, receivership, general assignment of assets for the benefit of creditors and similar events of insolvency.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i) for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-Trading Day period ending on the Trading Day immediately prior to the date of determination;

(ii) for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock or (y) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock; or

(iii) for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm’s-length transaction; provided that if holders representing two-thirds of the then outstanding shares of Series A Preferred Stock object to a determination of the Board made pursuant to this clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock.

(l) “Forced Conversion Determination Date” means the Trading Day immediately following the occurrence of a VWAP Trigger.

(m) “group” has the meaning assigned to such term in Section 13(d) of the Exchange Act;

(n) “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(o) “Liquidation Event” means any event of any liquidation, dissolution or winding-up of the Company resulting in a payment or distribution of assets to the holders of any class or series of the capital stock of the Company, whether voluntary or involuntary.

(p) “National Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act and any successor to such statute, or The NASDAQ Stock Market or any successor thereto.

(q) “Original Issuance Date” means the date on which the first share of Series A Preferred Stock was issued.

(r) “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

(s) “PIK Dividend Rate” means a rate per annum equal to 12.5%.

(t) “Rankin Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and William C. Rankin, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v) “Seré Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and J. Darby Seré, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Seré (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Seré (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Seré (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(w) “Stated Value” means $10 for each share of Series A Preferred Stock.

(x) “Trading Day” means a day on which the principal National Exchange on which the shares of Common Stock are listed or admitted for trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted for trading on any National Exchange, a day on which banking institutions in New York generally are open.

(y) “VWAP Trigger” means any period during which the daily volume-weighted average trading price of the shares of the Common Stock on the National Exchange on which the shares of the Common Stock are then listed or admitted to trading (the “VWAP”) has been greater than two hundred and twenty-five percent (225%) of the Conversion Price for twenty (20) out of the trailing thirty (30) Trading Days.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of             , 2010.

GEOMET, INC.

By:
Name:
Title:

EXHIBIT II

1. The Company is a corporation validly exisiting and in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority to conduct its business as Previously Disclosed and has taken all corporate action necessary to authorize the execution, delivery and performance of the Investment Agreement.

3. The Registration Statement, as of its effective date, and the Prospectus Supplement, as of its date (such documents, together with the Registration Statement and the Prospectus Supplement, the “SEC Documents”) (other than the financial statements and supporting schedules included therein or omitted therefrom, as to which we need express no opinion) complied as to form in all material respects with the relevant requirements of the Securities Act of 1933, as amended.

4. Based solely on certificates of public officials, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each state specified in Schedule      hereto as of the date specified in such Schedule.

5. The Backstop Shares have been duly authorized and, when issued and delivered by the Company as provided in the Investment Agreement against payment of the consideration set forth therein, will be have been validly issued and fully paid and non-assessable and the issuance of the Backstop Shares will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware, the certificate of incorporation or by-laws of the Company or, to our Knowledge, any other agreement to which the Company is a party or is bound by.

6. Each subsidiary identified on Schedule      hereto (a “Subsidiary”) is validly existing as a limited liability company or corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to conduct its business as Previously Disclosed and, based solely on the certificates of public officials, is duly qualified as a foreign corporation to transact business and is in good standing in each state specified in Schedule      hereto as of the date specified in such Schedule.

7. The Investment Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

8. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign (other than under the Securities Act and the regulations thereunder, which have been obtained, or as may be required under the securities or blue sky laws of the various states or foreign jurisdictions, as to which such counsel need express no opinion) is necessary or required in connection with the due authorization, execution and delivery of the Investment Agreement or for the offering, issuance, sale or delivery of the Backstop Shares.

9. The execution and delivery by the Company of the Investment Agreement do not, and the performance by the Company of its obligations thereunder will not, breach or result in a default or the creation of any lien under any agreement or instrument listed in Schedule      hereto (the “Applicable Contracts”) or any order, writ, judgment, injunction, decree, determination or award listed in Schedule      hereto, result in a violation by the Company or any Subsidiary of any Applicable Laws, nor will such action violate the articles of incorporation, certificate of formation or bylaws of the Company or any Subsidiary.

10. The Company is not required, and upon the issuance and sale of the Backstop Shares as herein contemplated and the application of the net proceeds therefrom as described in the Investment Agreement will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

11. To the best of such counsel’s Knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any Subsidiary is a party, or to which the property of the Company or any Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Investment Agreement or the performance by the Company of its obligations thereunder other than as disclosed in the Disclosure Schedule. [To be provided by separate counsel to the Company.]

In addition, such counsel shall confirm that nothing has come to its attention that would lead it to believe that the SEC Documents (except for financial statements and schedules and other financial data included therein or omitted therefrom, as to which it need make no statement), as of the respective filing dates thereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that, at the Closing Date, the SEC Documents (except for financial statements and schedules and other financial data included therein or omitted therefrom, as to which it need make no statement) included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.